Exhibit 99.1

Larimar Therapeutics Reports Second Quarter 2020 Operating and Financial Results

•	Merger between Chondrial Therapeutics and Zafgen completed and company began operating as Larimar Therapeutics

•	Phase 1 clinical trial of CTI-1601 for treatment of Friedreich’s ataxia restarts after delay due to COVID-19 related restrictions

•	$80 million private placement financing completed with biotechnology-focused institutional investors

•	Positive opinion on Orphan Drug Designation for CTI-1601 from the European Medicines Agency Committee for Orphan Medicinal Products

•	New Board Chair, Chief Medical Officer and Chief Financial Officer appointed

Bala Cynwyd, PA – August 11, 2020 – Larimar Therapeutics, Inc. (Nasdaq:LRMR), a clinical-stage biotechnology company focused on developing treatments for complex rare diseases, today reported its second quarter 2020 operating and financial results.

“The second quarter was a transformative period for Larimar as we completed the merger between Chondrial and Zafgen, strengthened our leadership team and raised significant capital. We believe these accomplishments have well positioned us to execute our strategy of developing treatments for complex rare diseases using our novel cell penetrating peptide technology platform,” said Carole Ben-Maimon, MD, President and Chief Executive Officer of Larimar Therapeutics. “We have sustained the momentum created by the merger with two recent important milestones, resumption of our Phase 1 clinical trial for CTI-1601 for the treatment of Friedreich’s ataxia (FA) which allows our Phase 1 program to continue moving forward, and receipt of a positive opinion on orphan drug designation for CTI-1601 from the European Medicines Agency (EMA) Agency Committee for Orphan Medicinal Products (COMP).”

Second Quarter and Subsequent Highlights

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In May 2020, Larimar announced the completion of the reverse merger between Chondrial Therapeutics, Inc. and Zafgen, Inc. The combined, publicly traded clinical-stage biotechnology company began operating under the name Larimar Therapeutics, Inc. and its shares commenced trading on the Nasdaq Global Market on May 29, 2020, under the ticker symbol “LRMR.”

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In May 2020, Larimar completed a private placement of common stock and pre-funded warrants to purchase common stock for $80 million of gross proceeds before placement agent fees and expenses. The financing was led by Cowen Healthcare Investments, and includes participation from biotechnology specialist funds Acuta Capital, funds managed by Janus Henderson Investors, Logos Capital, OrbiMed, RA Capital Management, and Vivo Capital, along with other healthcare-focused institutional investors. These new investors in the financing, along with Deerfield Management, the company’s largest pre-financing investor, and Atlas Ventures created a strong institutional shareholder base for the company. Together with approximately $40 million in cash on Zafgen’s balance sheet at the time of the merger, the combined company had approximately $116 million in cash immediately following the completion of the merger and the private placement.

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In May 2020, Larimar announced the appointment of Joseph Truitt as Chair of its Board of Directors. Larimar’s board of directors also includes Peter Barrett, PhD, Carole S. Ben-Maimon, MD, Thomas O. Daniel, MD, Tom Hamilton, Jonathan Leff and Frank E. Thomas. In addition, in May 2020, the company appointed Nancy Ruiz, MD, FACP, FIDSA, as Chief Medical Officer and Michael Celano as Chief Financial Officer.

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In July 2020, Larimar resumed dosing of patients in its Phase 1 clinical trial to evaluate the safety and tolerability of single ascending doses of CTI-1601 for the treatment of FA, allowing the program to continue moving forward. The trial was previously delayed due to the impact of the COVID-19 pandemic. Topline results are expected in the first half of 2021.

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In July 2020, the EMA COMP issued a positive opinion on the company’s application for orphan drug designation for CTI-1601. Larimar expects that the European Commission, based on this positive opinion of the COMP, will formally grant the orphan drug designation for the European Union this year.

Second Quarter 2020 Financial Results

As of June 30, 2020, the Company had cash, cash equivalents, and marketable debt securities totaling $113.7 million.

The Company reported a net loss for the second quarter of 2020 of $11.3 million, or $1.21 per share, compared to a net loss of $3.7 million, or $0.61 per share, for the second quarter of 2019.

Research and development expenses for the second quarter of 2020 were $8.9 million compared to $3.1 million for the second quarter of 2019. The increase in research and development expenses compared to the prior year period was primarily due to an increase in external development costs for CTI-1601, an increase in personnel related costs due to headcount additions in our research and development functions and an increase in stock-based compensation.

General and administrative expenses for the second quarter of 2020 were $2.5 million, compared to $0.6 million for the second quarter of 2019. The increase in general and administrative expenses as compared to the prior year period was primarily due to an increase in professional fees resulting from the reverse merger and the costs of operating as a public company, an increase in legal fees associated with intellectual property filings and an increase in stock-based compensation.

About CTI-1601

CTI-1601 is a recombinant fusion protein intended to deliver human frataxin into the mitochondria of patients with Friedreich’s ataxia (FA) who are unable to produce enough of this essential protein. Currently in a Phase 1 clinical trial in the U.S., CTI-1601 has been granted Rare Pediatric Disease designation, Fast Track designation and Orphan Drug designation by the U.S. Food and Drug Administration (FDA). Topline results from the Phase 1 clinical program are planned for the first half of 2021.

About Friedreich’s ataxia

Friedreich’s ataxia (FA) is a rare, progressive, multi-symptom genetic disease that typically presents in mid-childhood and affects the functioning of multiple organs and systems. The most common inherited ataxia, FA is a debilitating neurodegenerative disease resulting in multiple symptoms including progressive neurologic and cardiac dysfunction – poor coordination of legs and arms, progressive loss of the ability to walk, generalized weakness, loss of sensation, scoliosis, diabetes and cardiomyopathy as well as impaired vision, hearing and speech. FA affects an estimated 4,000-5,000 individuals living in the United States and approximately 20,000 in the European Economic Area and United Kingdom. FA results from a deficiency of the mitochondrial protein, frataxin (FXN), which is found in cells throughout the body. To date, there are no medical treatment options approved for patients with FA.

About Larimar Therapeutics

Larimar Therapeutics, Inc. (Nasdaq:LRMR), is a clinical-stage biotechnology company focused on developing treatments for complex rare diseases. The company’s lead compound, CTI-1601, is currently being evaluated in a Phase 1 clinical program in the U.S. as a potential treatment for Friedreich’s ataxia, a rare and progressive genetic disease. Larimar also plans to use its intracellular delivery platform to design other fusion proteins to target additional rare diseases characterized by deficiencies in intracellular bioactive compounds. For more information, please visit: https://larimartx.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on Larimar’s management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including but not limited to statements regarding the receipt of Orphan Drug Designation for the EU for CTI-1601 in FA from the European Commission, Larimar’s ability to develop and commercialize CTI-1601 and other planned product candidates, Larimar’s planned research and development efforts, and other matters regarding Larimar’s business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, the success, cost and timing of Larimar’s product development activities, studies and clinical trials; the ongoing impact of the COVID-19 pandemic on Larimar’s clinical trial timelines, ability to raise additional capital and general economic conditions; Larimar’s ability to optimize and scale CTI-1601’s manufacturing process; Larimar’s ability to obtain regulatory approval for CTI-1601 and future product candidates; the fact that the European Commission may not grant Orphan Drug Designation for the EU for CTI-1601 in FA or may do so in a longer than anticipated timeframe; Larimar’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators, and successfully commercialize any approved product candidates; Larimar’s ability to raise the necessary capital to conduct its product development activities; and other risks described in the filings made by the Company with the Securities and Exchange Commission (SEC), including but not limited to Larimar’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the SEC and available at www.sec.gov. These forward-looking statements are based on a combination of facts and factors currently known by Larimar and its projections of the future, about which it cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent views as of the date hereof. Larimar undertakes no obligation to update any forward-looking statements for any reason, except as required by law.

Investor Contact:

John Woolford

Westwicke

john.woolford@westwicke.com

443-213-0506

Media Contact:

Gina Cestari

6 Degrees

(917) 797-7904

gcestari@6degreespr.com

Larimar Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$112,673	$1,009
Marketable debt securities	1,011	—
Prepaid expenses and other current assets	5,427	3,741

Total current assets	119,111	4,750
Property and equipment, net	675	274
Operating lease right-of-use assets	4,252	87
Restricted cash	1,339	—
Other assets	80	90

Total assets	$125,457	$5,201

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,258	$3,539
Accrued expenses	3,796	2,259
Operating lease liabilities, current	591	97

Total current liabilities	6,645	5,895
Operating lease liabilities	6,268	—

Total liabilities	12,913	5,895

Stockholders’ equity:
Preferred stock; $0.001 par value per share; 5,000,000 shares authorized as of June 30, 2020 and December 31, 2019; no shares issued and outstanding as of June 30, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value per share; 115,000,000 shares authorized as of June 30, 2020 and December 31, 2019; 15,356,206 and 6,091,250 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	15	6
Additional paid-in capital	153,668	22,432
Accumulated deficit	(41,136)	(23,132)
Accumulated other comprehensive loss	(3)	—

Total stockholders’ equity (deficit)	112,544	(694)

Total liabilities and stockholders’ equity (deficit)	$125,457	$5,201

LARIMAR THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	8,907	3,128	13,914	7,350
General and administrative	2,492	576	4,159	1,078

Total operating expenses	11,399	3,704	18,073	8,428

Loss from operations	(11,399)	(3,704)	(18,073)	(8,428)
Other income, net	69	—	69	—

Net loss	$(11,330)	$(3,704)	$(18,004)	$(8,428)

Net loss per share, basic and diluted	$(1.21)	$(0.61)	$(2.33)	$(1.38)

Weighted average common shares outstanding, basic and diluted	9,381,412	6,091,250	7,736,331	6,091,250